UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 17, 2015
INGRAM MICRO INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12203	62-1644402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3351 Michelson Drive, Suite 100,
Irvine, California 92612-0697
(Address, including zip code of Registrant’s principal executive offices)
Registrant’s telephone number, including area code: (714) 566-1000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

▪	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

▪	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

▪	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

▪	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Adoption of Replacement Ingram Micro Inc. Change in Control Policy
On December 15, 2015, the Human Resources Committee of the Board of Directors (the “Committee”) of Ingram Micro Inc. (the “Company”) adopted the Executive Change in Control Severance Plan (the “CIC Plan”), to update and replace the Change in Control policy it had adopted in September 2010. The Committee took this action after a review of prevalent terms for such policies at the Company’s direct competitors and broader peer group, including a review of the median level of cash benefits under such policies. The updated CIC Plan, which provides “double-trigger” severance benefits, endeavors to continue providing eligible officers of the Company with reasonable financial security in their employment and position with the Company, without distraction from uncertainties regarding their employment created by the possibility of a potential or actual change in control of the Company. The Committee will review the CIC Plan regularly with the intention of keeping  the Company’s Change in Control cash multiple in the mid-range among its peer group companies.
The CIC Plan applies to each individual of the Company who is designated by the Committee, in its discretion, to participate therein (a “Participant”). The Committee has currently designated as Participants the Company’s chief executive officer, the other named executive officers, and its executive vice presidents.
A Participant is entitled to benefits under the CIC Plan in the event of a termination of the Participant’s employment with the Company by the Company without “Cause” or by the Participant for “Good Reason” (as such terms are defined in the CIC Plan) either (a) within 24 months after the effective date of a Change in Control or (b) during the period 6 months before a Change of Control occurs, provided that such termination is either at the request of a third party who had taken steps intended to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control (a “Qualifying Termination”).
In the event of a Qualifying Termination, a Participant will receive the following severance benefits, subject to his or her execution and non-revocation of a general release of claims against the Company:

(a)
A lump sum cash payment equal to (i) a multiple (which is 2.5 for the chief executive officer and 2.0 for all other current Participants) times the sum of the Participant’s base salary and target annual bonus, (ii) a fractional amount of the target annual bonus for the year in which the Qualifying Termination occurs based upon the number of days elapsed in that calendar year, and (iii) the annualized cost of the premiums required for continuation of the Company-sponsored medical, dental and vision insurance benefits for the fiscal year in which the termination occurs, payable generally within 60 days after the date of the Participant’s separation from service.

(b)	Outplacement benefits of up to $50,000.

(c)
Any equity-based awards (other than performance-based awards as described below) granted to the Participant under equity plans maintained by the Company shall become immediately vested (any restricted stock or restricted stock units shall become immediately payable and any stock options shall become immediately exercisable), and the Participant shall have a period of two years following the date of termination (but not past the expiration of the term of the option grant) to exercise any such stock options. Any performance-based equity-awards granted to the Participant under equity plans maintained by the Company shall become immediately vested; provided, however, that the number of shares that vest or become earned shall be equal to the target number of shares unless otherwise provided for in the Participant’s equity award agreements.

The CIC Plan does not provide for any excise tax gross-up payment. Instead, if a Participant is entitled to a payment or benefit whether payable under the CIC Plan or any other plan, arrangement or agreement with the Company that is subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code of 1986, as amended, such payment or benefit will be reduced to the maximum amount necessary so that no portion of the total payment or benefit is subject to such excise tax, but only if the net amount of such total payment or benefit as so reduced is greater than or equal to the net amount of such total payment or benefit without such reduction.
The above summary is qualified by reference to the text of the CIC Plan that is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Executive Change in Control Severance Plan

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INGRAM MICRO INC.

By:	/s/ Larry C. Boyd
Name:	Larry C. Boyd
Title:	Executive Vice President,
Secretary and General Counsel
Date: December 17, 2015

EXHIBIT INDEX

Exhibit No.	Description

10.1	Executive Change in Control Severance Plan